Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-170718) pertaining to the Amended and Restated Stock Option Plan, as amended and the 2010 Stock Incentive Plan of Accretive Health, Inc. of our reports dated February 29, 2012, with respect to the consolidated financial statements and schedule of Accretive Health, Inc., and the effectiveness of internal control over financial reporting of Accretive Health, Inc., included in this Form 10-K/A (Amendment No. 1) for the year ended December 31, 2011.

/s/ Ernst & Young LLP

Chicago, Illinois

March 29, 2012